Exhibit 99.1

Rogers Corporation Reports Results for the 2016 Third Quarter

  Net sales of $165.3 million, up 3.1%
  Gross margin of 37.5%, up 30 basis points
  Net income of $16.1 million, up 28.1%
  Adjusted EBITDA of $34.1 million, 20.6% of net sales

ROGERS, Conn.--(BUSINESS WIRE)--November 2, 2016--Rogers Corporation (NYSE:ROG) today announced financial results for the 2016 third quarter.

The Company reported net sales of $165.3 million for the 2016 third quarter, which exceeded the Company’s previously announced guidance of $150.0 to $160.0 million in net sales. In the 2015 third quarter, net sales were $160.4 million, which included $5.2 million of net sales from divested non-core assets. In addition, net sales during the 2016 third quarter were unfavorably impacted by $1.5 million as a result of currency fluctuations, primarily related to the Renminbi.

Third quarter 2016 earnings were $0.88 per diluted share (includes a net discrete gain of $0.02 per diluted share), exceeding the Company’s previously announced guidance of $0.60 to $0.70 earnings per diluted share. Adjusted earnings per diluted share were $0.95, favorable to guidance. The 2015 third quarter earnings were $0.67 per diluted share ($0.89 adjusted earnings per diluted share). The 2016 third quarter net income was $16.1 million and adjusted EBITDA was $34.1 million or 20.6% of net sales compared to 2015 third quarter net income of $12.5 million and adjusted EBITDA of $32.5 million or 20.3% of net sales.

The Company’s gross margin was 37.5% in the 2016 third quarter compared to 37.2% for the 2015 third quarter. Operating margin was 14.0% (15.2% adjusted operating margin) for the 2016 third quarter compared to 14.5% (16.6% adjusted operating margin) for the 2015 third quarter.

Bruce D. Hoechner, President and CEO stated, “I was encouraged by our Q3 2016 business performance despite challenging conditions in some of our markets. As we move forward, we see demand improving in a number of our key segments. Our commitment to market driven innovation, operational excellence and the diversification of our materials portfolio is enabling Rogers to achieve solid results as we navigate through uncertain global economic conditions.”

Business Segment Discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported net sales of $65.5 million for the 2016 third quarter, a 1.0% decrease compared to the 2015 third quarter net sales of $66.2 million. The 2016 third quarter results were unfavorably impacted by lower demand for 4G/LTE wireless telecom and aerospace and defense applications, which more than offset growth in automotive safety applications. Fluctuations in currency exchange rates unfavorably impacted net sales in the third quarter by $0.6 million or 0.8% as compared with the 2015 third quarter.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported record quarterly net sales of $54.4 million for the 2016 third quarter, a 16.3% increase compared to 2015 third quarter net sales of $46.8 million. The 2016 third quarter results were favorably impacted by increased demand in portable electronics, automotive and general industrial applications, which more than offset lower demand in consumer and mass transit applications. Fluctuations in currency exchange rates unfavorably impacted net sales in the third quarter by $0.8 million or 1.6% as compared with the 2015 third quarter.

Power Electronics Solutions (PES)
Power Electronics Solutions reported net sales of $39.8 million for the 2016 third quarter, an 8.8% increase compared to 2015 third quarter net sales of $36.6 million. The 2016 third quarter results were favorably impacted by increased demand in electric and hybrid electric vehicles, energy efficient motor drives (variable frequency drives), vehicle electrification and certain renewable energy applications, which more than offset lower demand in rail applications. Fluctuations in currency exchange rates unfavorably impacted net sales in the third quarter by $0.1 million or 0.2% as compared to the 2015 third quarter.

Other
The Other segment reported net sales of $5.6 million for the 2016 third quarter, or $5.3 million less than 2015 third quarter net sales of $10.9 million. Approximately $5.2 million of this decline is related to 2015 third quarter net sales in the polyimide and thermoset laminate business, which the Company sold in December 2015. Fluctuations in currency exchange rates unfavorably impacted net sales in the third quarter by $0.1 million or 1.3% as compared with the 2015 third quarter.

Operational Highlights
Rogers ended the 2016 third quarter with cash and cash equivalents of $173.5 million, a decrease of $31.1 million, or 15.2%, from $204.6 million at December 31, 2015 primarily due to debt repayments, partially offset by net cash from operating activities. Net cash provided by operating activities was $94.2 million for the first nine months of 2016 compared to the $45.6 million for the first nine months of 2015. Capital expenditures were $4.9 million for the 2016 third quarter and $14.9 million year-to-date. The Company repurchased 70,857 shares at an aggregate cost of $4.0 million during the 2016 third quarter. Under its current share repurchase program of up to $100.0 million of shares, which was initiated in the 2015 third quarter, the Company has repurchased 868,071 shares at an aggregate cost of $48.0 million.

The Company’s 2016 third effective quarter tax rate was 32.8%.

Outlook
Rogers projects its 2016 fourth quarter net sales to be between $155.0 to $165.0 million and earnings to be between $0.61 and $0.71 per diluted share and adjusted earnings are expected to be between $0.76 and $0.86 per diluted share.

For full year 2016, Rogers expects capital expenditures to be in the range of approximately $20.0 to $25.0 million and its effective tax rate to be approximately 42% (included in the rate is the repatriation of prior years’ foreign earnings, increasing the effective tax rate by approximately 10%).

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide. For more information, visit www.rogerscorp.com.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: volatility within the Internet Connectivity, Clean Energy, and Safety and Protection megatrends on which our business is focused, as well as specific market and industry trends within these megatrends; business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; fluctuations in foreign currency exchange rates; research and development efforts; competitive developments; business development transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Additional Information and November 3, 2016 Conference Call

For more information, please contact the Company directly, via email or visit the Rogers website.

Website Address: http://www.rogerscorp.com

A conference call to discuss 2016 third quarter results will be held on Thursday, November 3, 2016 at 9:00AM (Eastern Time).

A slide presentation will be made available prior to the start of the call. The slide presentation can be accessed under the investor relations section of the Rogers Corporation website (www.rogerscorp.com/ir).

The Rogers participants in the conference call will be:

Bruce D. Hoechner, President and CEO
Janice E. Stipp, Vice President, Finance, CFO and Corporate Treasurer
Robert C. Daigle, Senior Vice President and CTO

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:
1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-855-859-2056 in the United States and 1-404-537-3406 internationally through 11:59PM (Eastern Time), November 9, 2016. The passcode for the audio replay is 93334976.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com/ir. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Quarter Ended		Nine Months Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales	$165,259	$160,366	$483,314	$488,515
Cost of sales	103,330	100,694	300,678	305,757
Gross margin	61,929	59,672	182,636	182,758

Selling, general and administrative expenses	31,489	29,190	95,718	98,363
Research and development expenses	7,294	7,285	20,916	20,446
Operating income	23,146	23,197	66,002	63,949

Equity income in unconsolidated joint ventures	898	877	2,220	2,187
Other income (expense), net	676	(756)	320	(1,404)
Interest expense, net	(811)	(1,126)	(3,047)	(3,435)
Income before income tax expense	23,909	22,192	65,495	61,297

Income tax expense	7,844	9,646	29,125	21,555
Net income	$16,065	$12,546	$36,370	$39,742

Basic earnings per share:	$0.89	$0.68	$2.02	$2.15

Diluted earnings per share:	$0.88	$0.67	$2.00	$2.10

Shares used in computing:
Basic	17,996	18,430	17,990	18,511
Diluted	18,183	18,650	18,217	18,885

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$173,516	$204,586
Accounts receivable, net	112,049	101,428
Inventories	86,274	91,824
Prepaid income taxes	3,511	5,058
Deferred income taxes	-	9,565
Asbestos related insurance receivables	8,245	8,245
Other current assets	9,365	7,959
Total current assets	392,960	428,665

Property, plant and equipment, net	172,889	178,661
Investments in unconsolidated joint ventures	17,935	15,348
Deferred income taxes	13,384	8,594
Goodwill	178,329	175,453
Other intangible assets	67,920	75,019
Asbestos related insurance receivables	45,114	45,114
Other long term assets	2,550	3,501
Total assets	$891,081	$930,355

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,321	$22,251
Accrued employee benefits and compensation	26,410	23,263
Accrued income taxes payable	9,607	3,599
Current portion of long term debt	3,653	2,966
Asbestos related liabilities	8,245	8,245
Other accrued liabilities	17,942	18,324
Total current liabilities	94,178	78,648

Long term lease obligation	5,528	5,549
Long term debt	70,816	173,557
Pension and post-retirement benefit obligations	14,808	14,808
Asbestos related liabilities	48,390	48,390
Non-current income tax	9,957	11,863
Deferred income taxes	14,334	9,455
Other long term liabilities	3,227	3,503

Shareholders’ equity
Capital stock	17,973	17,957
Additional paid in capital	114,171	112,017
Retained earnings	579,436	543,066
Accumulated other comprehensive income (loss)	(81,737)	(88,458)
Total shareholders’ equity	629,843	584,582
Total liabilities and shareholders’ equity	$891,081	$930,355

Reconciliation of non-GAAP Financial Measures to the Comparable GAAP Measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, certain costs associated with acquisitions, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the company defines as net income excluding interest expense, net income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

Reconciliation of GAAP to non-GAAP Earnings Per Diluted Share for the Third Quarter:

The following table includes adjustments to earnings per diluted share.

Earnings Per Diluted Share	Q3 2016	Q3 2015
GAAP earnings per diluted share	$0.88	$0.67

Environmental accrual adjustment	($0.03)	-
Restructuring, severance and other related costs	$0.01	$0.02
Tax items	-	$0.10
Total Discrete Items	($0.02)	$0.12
Earnings per diluted share adjusted for Discrete Items	$0.86	$0.79

Acquisition intangible amortization	$0.09	$0.10

Adjusted earnings per diluted share	$0.95	$0.89

Reconciliation of Net Income to Adjusted EBITDA for the Third Quarter*:

The following table includes adjustments to net income.

(amounts in millions)	Q3 2016	% of Net Sales	Q3 2015	% of Net Sales
Net income	$16.1	9.7%	$12.5	7.8%

Interest	$0.8	0.5%	$1.1	0.7%
Income tax expense	$7.8	4.7%	$9.6	6.0%
Depreciation	$6.6	4.0%	$5.9	3.7%
Amortization	$2.7	1.6%	$2.8	1.8%
Tax item	$0.8	0.5%	-	-
Environmental accrual adjustment	($0.9)	(0.5%)	-	-
Restructuring, severance and other related costs	$0.2	0.1%	$0.6	0.3%
Adjusted EBITDA	$34.1	20.6%	$32.5	20.3%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP to non-GAAP Operating Margin for the Third Quarter*:

The following table includes adjustments to operating margin.

Operating Margin	Q3 2016	Q3 2015
GAAP operating margin	14.0%	14.5%

Environmental accrual adjustment	(0.5%)	-
Restructuring, severance and other related costs	0.1%	0.3%
Total Discrete Items	(0.4%)	0.3%
Operating margin adjusted for Discrete Items	13.6%	14.8%

Acquisition intangible amortization	1.6%	1.8%

Adjusted operating margin	15.2%	16.6%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the 2016 Third Quarter:

The following table includes adjustments to earnings per diluted share.

Guidance Q3 2016
GAAP earnings per diluted share	$0.60 - $0.70

Acquisition intangible amortization	$0.09

Adjusted earnings per diluted share	$0.69 - $0.79

Reconciliation of GAAP to non-GAAP Earnings Per Share Guidance for the 2016 Fourth Quarter:

The following table includes adjustments to the Company’s guidance for earnings per diluted share in the 2016 fourth quarter.

Guidance Q4 2016
GAAP earnings per diluted share	$0.61 - $0.71

Restructuring/other expenses	$0.06

Acquisition intangible amortization	$0.09

Adjusted earnings per diluted share	$0.76 - $0.86

Reconciliation of GAAP to non-GAAP Earnings Per Share for the 2015 Fourth Quarter:

The following table includes adjustments to earnings per diluted share.

Actual Q4 2015
Net earnings per diluted share	$0.37

Environmental charge	$0.11
Severance	$0.04
Loss on sale of business	$0.17
Total Discrete Items	$0.32

Acquisition intangibles amortization	$0.11

Adjusted earnings per diluted share	$0.80

CONTACT:
Rogers Corporation
Financial News Contact:
Janice E. Stipp, 860-779-4033
Vice President, Finance, Chief Financial Officer and Corporate Treasurer
FAX: 860-779-5509
or
Investor Contact:
William J. Tryon, 860-779-4037
Director, Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorp.com